Mail Stop 03-06


						May 3, 2005

Mr. Paul A. Kohmescher
Vice President and Chief Financial Officer
Mikron Infrared , Inc.
16 Thornton Road
Oakland, NJ  07436


	Re:	Mikron Infrared, Inc.
		Form 10-KSB for the fiscal year ended October 31, 2004
			Filed January 28, 2005
		Form 10-QSB for the fiscal quarter ended January 31,
2005
		File No. 0-15486

Dear Mr. Kohmescher:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant